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                                                                      EXHIBIT 11
                 PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
                 COMPUTATIONS OF NET INCOME PER COMMON SHARE


                                                                                YEAR ENDED DECEMBER 31
                                                                                ----------------------
                                                                     1995                   1994                  1993
                                                                     ----                   ----                  ----

    Net income                                                 $24,033,606            $12,484,347           $ 6,031,419
    Less Preferred Stock dividend
      requirements                                                     -0-                    -0-                27,362
                                                               -----------            -----------           -----------
                                                                24,033,606             12,484,347             6,004,057
    Amortization of imputed goodwill
      associated with the earnout shares                           (76,626)              (397,800)                  -0-
                                                               ------------           -----------           -----------

    Net income related to
      shareholders of Common Stock
      (Primary)                                                 23,956,980             12,086,547             6,004,057

    Interest associated with
      convertible senior subordinated
      debentures                                                 1,611,996              1,009,000                   -0-

    Net income related to
      shareholders of Common Stock
                                                               -----------            -----------           -----------
      (Fully Diluted)                                          $25,568,976            $13,095,547           $ 6,004,057
                                                               ===========            ===========           ===========

    Primary Computation:
      Average shares outstanding                                 9,885,958              6,949,695             6,529,226
      Effect of Kay Home Products, Inc.
        earnout shares deemed to be
        issued                                                         -0-                796,973                   -0-
      Effect of General Aluminum Mfg.
        Company earnout shares deemed to
        be issued                                                  187,500                187,500                   -0-
      Effect of dilutive stock options
        based on the treasury stock
        method using the average market
        price for the period                                       183,789                157,854               112,814
                                                               -----------            -----------           -----------
      Total Shares Used in Primary
         Computation                                            10,257,247              8,092,022             6,642,040
                                                               ===========            ===========           ===========

    Per share of Common Stock:
      Net income                                               $      2.34            $      1.49           $       .90
                                                               ===========            ===========           ===========

    Fully Diluted Computation:
      Average shares outstanding per
        primary computation above                               10,257,247              8,092,022             6,642,040
      Additional effect of dilutive
        stock options based on the
        treasury stock method using
        the year-end market price, if
        higher than the average market
        price                                                       59,276                   -0-                 24,177
      Effect of assuming conversion of
        the convertible subordinated
        debentures                                               1,150,880                723,258                   -0-
      Effect of assuming conversion of
        the $.75 Cumulative Convertible
        Preferred Stock (weighted
        average)                                                       -0-                    -0-                39,274
                                                               -----------            -----------           -----------
       Total Shares Used in Fully
         Diluted Computation                                    11,467,403              8,815,280             6,705,491
                                                               ===========            ===========           ===========

    Per share of Common Stock:
      Net income                                               $      2.23            $      1.49           $       .90
                                                               ===========            ===========           ===========





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